EXHIBIT 99.1

OMEGAFLEX

Manufacturer of Flexible Metal Hose Products

FOR IMMEDIATE RELEASE

Westfield, Massachusetts	Contact: Kevin R. Hoben
March 29, 2006	(413) 564-5731

Omega Flex, Inc. Appoints Duane E. Shooltz as New Senior Vice President & General Manager of its TracPipe® Division

On March 27, 2006, Omega Flex, Inc, (the “Company”) entered into an Employment Agreement with Duane E. Shooltz as the Company’s Senior Vice President and General Manager of the Company’s TracPipe® flexible gas piping business. Mr. Shooltz will be responsible for the management of the day-to-day operations and affairs of the TracPipe® business in North America, including manufacturing, engineering, sales and marketing. The employee will report directly to Kevin R. Hoben, the Company’s President & CEO.

Mr. Shooltz has broad experience in the gas products market having worked in the industry, including his most recent employment with the Gastite Division of Titeflex Industries in Springfield, Massachusetts. The Company expects that Mr. Shooltz will assume his duties at the beginning of April 2006.

About Omega Flex

We are a leader in the manufacture and sale of flexible metal hose for applications in conveying various liquids and gases within a number of diverse industries, including construction, transportation, steel, pharmaceutical, and petrochemical. The various product lines include corrugated metal hoses in a broad range of sizes and alloys, including three grades of stainless steel, bronze, Inconel and Hastelloy. We also manufacture a wide range of pressure reinforcing braids for our hoses in both metallic and synthetic constructions. These products are used in a wide variety of applications primarily for the processing industries, transportation industry, medical and semiconductor markets, and for instrumentation, as well as the construction industry.

FOR IMMEDIATE RELEASE

OMEGA FLEX Inc., 451 Creamery Way, Exton, PA 19341-2509

Tel: 800-671-8622 or 610-524-7272 . Fax: 610-524-7282

Omega Flex Corporate Office, 260 North Elm St., Westfield, MA 01085, Tel: 413-875-1000, Fax: 413-564-5814